Exhibit 99.1

CONSENT OF INDEPENDENT VALUATION ADVISOR

We hereby consent to the references to our name and the description of our role in the valuation process described under the heading “Management's Discussion and Analysis of Financial Condition and Results of Operations—Net Asset Value” in Part I, Item 2 of the Quarterly Report on Form 10-Q for the period ended June 30, 2026 of Ares Industrial Real Estate Income Trust Inc. (the “Company”), filed by the Company with the Securities and Exchange Commission on the date hereof, being included or incorporated by reference in (i) the Company’s Registration Statement on Form S-8 (File No. 333-228818) and (ii) the Company’s Registration Statement on Form S-11 on Form S-3 (File No. 333-255376). In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

August 12, 2026	/s/ Altus Group U.S. Inc.
Altus Group U.S. Inc.